EXHIBIT 19.1

INSIDER TRADING POLICY

Garmin Ltd.

As amended, restated and adopted by the Board of Directors of Garmin Ltd. as of April 27,2023

1. PURPOSE

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Garmin Ltd. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i)engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. The violation of these laws, sometimes called “Insider Trading” laws, can bring heavy penalties, including the possibility of criminal charges. Careful observance of this Policy will not only protect the Company, but also its Associates (as defined below) from charges of violation of these laws.

2. PERSONS SUBJECT TO THIS POLICY

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries, all of whom are referred to herein as “Company Associates” or “Associates.” The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described in more detail in Section 8 below.

3. TRANSACTIONS SUBJECT TO THIS POLICY

This Policy applies to transactions in the Company’s securities (“Company Securities”), including the Company’s shares, restricted stock units, options to purchase shares, or any other type of securities that the Company may issue. This Policy also applies to derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities; provided, however, that gifts exempted by Rule 16a-13 that do not result in any change of beneficial ownership, such as a transfer to a GRAT of which the insider is a trustee, are exempt from this Policy.

4. INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for compliance with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.” You should always feel free to consult your own attorney about any trading in Company Securities.

5. ADMINISTRATION OF THE POLICY – COMPLIANCE OFFICER

The Company’s General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in the absence of the General Counsel, the Associate General Counsel - Corporate or another employee designated by the President and CEO shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

6. STATEMENT OF POLICY

It is the policy of the Company that no Company Associate who is aware of material nonpublic information about the Company shall, directly or indirectly, or through a family member or other person or entity:

a.
Engage in transactions in Company Securities, including gifts and pledges, except as otherwise specified in this Policy under the headings, “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
b.
Recommend that others engage in transactions in any Company Securities;
c.
Disclose material nonpublic information to Associates whose jobs do not require them to have that information, or to persons who are not Associates, unless such disclosure is in accordance with Company policy; or
d.
Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Associate who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to these prohibitions, except as outlined in this Policy. Transactions that may be necessary or understandable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy.

7. DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that, depending on the facts and circumstances, ordinarily would be regarded as material are:

•
Financial results and projections
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Revenue, expense and other significant measures relevant to future earnings or losses
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Projections of future earnings or losses, or other earnings guidance, and changes to any guidance
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Important information about significant Company contracts
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A pending or proposed significant merger or other acquisition
•
A pending or proposed purchase or sale of an important part of the business or significant asset
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A pending or proposed significant joint venture or other significant corporate relationship
•
A potential significant restructuring or significant non-cash charges
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Significant related party transactions
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A significant change in dividend policy, the declaration of a stock split, or an offering of additional securities
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Bank borrowings or other important financing transactions
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The establishment of a repurchase program for Company Securities
•
Significant new business announcements
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Significant potential liabilities or contingencies
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A significant change or expected change in management
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon
•
An anticipated default under an important contract or financing arrangement that would have significant consequences
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A change in the CEO or CFO
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Development of a significant new product, process, or service
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Pending or threatened significant litigation, or the resolution of such litigation, or positive or negative developments in significant litigation

•
The existence or projection of severe cash problems or a substantial likelihood of a bankruptcy filing
•
The gain or loss of a significant customer or supplier
•
A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure

If you are not sure whether specific information is material, you may discuss the matter with the Compliance Officer, but you should err on the side of caution by assuming that it is material.

When Information is Considered Nonpublic. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information can be considered fully absorbed by the marketplace two full business days after information is released. If, for example, the Company were to make an announcement midday on a Monday, you should not trade in Company Securities until Thursday (Tuesday and Wednesday being the two full business days). If the Company makes an announcement before the market opens on a Monday, then you should not trade in Company Securities until Wednesday (Monday and Tuesday being the two full business days). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

8. TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

9. TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

10. TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

a.
Restricted Stock Unit Awards

This Policy does not apply to the vesting of restricted stock units or the exercise of a tax withholding right pursuant to which shares are withheld to satisfy tax withholding requirements upon the vesting of any restricted stock units. However, the Policy does apply to any market sale of Company shares received upon the vesting of restricted stock units.

b.
Garmin International, Inc. Retirement Plan (the “401(k) Plan”)

This Policy does not apply to purchases of Company Securities in the Company’s 401(k) Plan, resulting from your routine, periodic contribution of money to the plan pursuant to your payroll deduction election. However, this Policy does apply, to certain elections you may make under the 401(k) Plan which would result in a change in your 401(k) Plan position in your fund for Company shares, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the fund for Company shares (including an increase resulting from an election to participate in the plan and allocate contributions to the fund for Company shares); (b) an election to make an intra-plan transfer of an existing account balance into or out of the fund for Company shares; (c) an election to borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of the balance of your fund for Company shares; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the fund for Company shares.

c.
Stock Option Exercises and Associated Tax Withholding

This Policy does not apply to the exercise of an employee stock option acquired under the Company’s option plans or to the exercise of a tax withholding right pursuant to which shares are withheld to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying stock, whether upon exercise of the option, or as part of a broker-assisted cashless exercise of an option, and to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

d.
Purchases from, or Sales to the Company, including Employee Stock Purchase Plan and Automatic Reinvestment of Dividends

This Policy does not restrict purchase of Company Securities under the Company’s Employee Stock Purchase Plan, as amended (the “ESPP”), resulting from contributions of money to the ESPP pursuant to elections made at the time of enrollment in the ESPP. It does, however, apply to sales of your Company Securities acquired through the ESPP. Additionally, you should not base your decision to participate in the ESPP, or your decision to change your election under the ESPP, on material nonpublic information. This Policy does not apply to:

•
purchases of Company Securities resulting from the automatic reinvestment of dividends paid on Company Securities, or
•
any other purchase of Company Securities from the Company or sale of Company Securities to the Company.

e.
Transactions in Mutual Funds

Transactions in mutual funds that are invested in Company Securities are not subject to this Policy.

11. PROHIBITED AND DISCOURAGE TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). In addition, Company Associates may not engage in short sales of Securities issued by any company or entity in which the Company owns 5% or more of such company or entity’s common equity (for purposes of this section regarding Prohibited and Discouraged Transactions, a “Subsidiary”).

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions”.)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations because they may be executed by a broker when a Company Associate is in possession of material nonpublic information or during a restricted period. The Company therefore discourages placing standing or limit orders on Company Securities by officers, directors and employees. If an Associate determines that there is a need to use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Restrictions and Procedures.” Note: Any standing limit order must be canceled if the Associate becomes aware of material nonpublic information.

12. ADDITIONAL RESTRICTIONS AND PROCEDURES

The Company has established additional restrictions and procedures as additional protections against insider trading, and to avoid the appearance of insider trading. These additional procedures are applicable only to those individuals described below. For example, our pre-clearance and broker interface procedures for transactions in Company Securities are limited to directors and executive officers and other persons designated by the Compliance Officer, their Family Members and Controlled Entities, and quarterly restricted periods will apply to our directors, executive officers and other designated employees. Please note that those employees that are not subject to pre-clearance procedures or quarterly trading restrictions are, nevertheless, subject to this Policy, which prevents you from engaging in transactions in Company Securities at any time that you are aware of material nonpublic information, or from passing inside information on to others.

a.
Trade Pre-Clearance

All directors and certain executive officers and other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then the requestor should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider any knowledge of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

Once pre-clearance is granted and before execution of the proposed trade, if there is a change in the information the requestor provided to the Compliance Officer, the requestor must promptly notify the Compliance Officer before the proposed trade is executed.

Pre-clearance does not relieve any Associate of individual responsibility for the legality of any trade. Pre-clearance is not legal advice, nor is it a defense to a charge of insider trading or a defense to a charge amounting to violation of any securities law or SEC rule.

b.
Quarterly Trading Restrictions

All directors and certain executive officers and other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not trade in the Company’s Securities (other than as specified by this Policy), during the quarterly blackout periods, each of which begins on the twelfth (12th) business day before the end of such quarter (each, a “Blackout Period”). When no Blackout Period is in effect, Company Associates are still subject to the other trading restrictions of this Policy, such as refraining from trading in Company Securities while the Associate may know of material nonpublic information.

c.
Event-Specific Trading Restriction Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer and any others with such material and nonpublic information may not engage in transactions in Company Securities. In addition, the Company’s ongoing financial results or other significant information about the Company may be sufficiently material that, in the judgment of the Compliance Officer, designated persons (which may include all employees) should refrain from engaging in transactions in Company Securities, even before a Blackout Period applies. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. Sometimes, these periods will be designated as “Special Blackout.” The existence of a Special Blackout Period may apply only to a limited group of Associates, and should not be communicated to any other person.

d.
Exceptions

The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans” and “Rule 10b5-1 Plans.”

Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

13. RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans.” If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information. Once an Associate adopts a Rule 10b5-1 Plan, the Associate’s broker must execute any trades for the Associate according to the plan and not according to any further directions outside the plan from the Associate. Any adoption of, modification to or deviation from a Rule 10b5-1 Plan requires the Compliance Officer’s prior approval.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required, as long as the Associate acts in good faith with respect to the plan.

14. POST-TERMINATION TRANSACTIONS

This Policy continues to apply to Associates even when they are no longer employed by or affiliated with the Company. For instance, if an Associate possesses material nonpublic information at termination of employment, that individual may not engage in transactions in Company Securities until that information becomes public or is no longer material. However, the pre-clearance procedures specified in the section entitled “Additional Restrictions and Procedures” will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

15. CONSEQUENCES OF VIOLATIONS

The SEC and other state and federal prosecutorial agencies vigorously enforce Insider Trading laws by both civil actions and criminal prosecutions which often result in significant fines and imprisonment. Actions against companies and the persons who control companies are also possible if they fail to take reasonable steps to prevent insider trading by company personnel.

Associates who fail to comply with this Policy will be subject to Company-imposed sanctions, up to and including dismissal.

16. REVIEW

This Policy is subject to review and modification by the Company at any time.

17. COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.